Exhibit 99.1

Copart, Inc.

For Immediate Release

Copart Reports Third Quarter Financial Results

Fairfield, Calif. (June 3, 2008) — Copart, Inc. (NASDAQ: CPRT) today reported the results for the quarter ended April 30, 2008, the third quarter of its 2008 fiscal year.

For the three months ended April 30, 2008, revenue and net income were $221.2 million and $46.5 million, respectively.  This represents increases in revenue of $75.5 million, or 51.8%, and in net income of $7.6 million, or 19.6%, over the same quarter last year.  Fully diluted earnings per share (EPS) for the three months were $0.52 compared to $0.41 last year, an increase of 26.8%.

For the nine months ended April 30, 2008, revenue and net income were $578.6 million and $116.1 million, respectively.  This represents increases in revenue of $171.9 million, or 42.3%, and in net income of $16.5 million, or 16.6%, over the same period last year.  Fully diluted earnings per share (EPS) for the nine months were $1.28 compared to $1.06 last year, an increase of 20.8%.

For the quarter, revenue and gross margin for North America were $160.6 million and $82.7 million, respectively.   Growth in North American revenue over the same quarter last year was 10.2% driven primarily by a 9.2% growth in same store sales.  Revenue and gross margin for the United Kingdom were $60.6 million and $5.5 million, respectively.  The Company entered the market in the United Kingdom through acquisition in the fourth quarter of fiscal 2007.

During the current quarter the Company recorded a favorable adjustment to its income tax reserve which resulted in a reduction to income tax expense of $1.7 million.

Also during the current quarter the Company repurchased 2,779,509 shares of its common stock at a weighted average price of $38.77 per share.  At the end of the quarter, Copart had 18,204,131 shares available under its repurchase program.

On Wednesday, June 4, 2008, at 11 a.m. Eastern time, Copart will conduct a conference call to discuss the results for the quarter. The call will be webcast live at https://cis.premconf.com/sc/scw.dll/usr?cid=vlllrznddcdvrxrzs. A replay of the call will be available through July 4, 2008 by calling (888) 203-1112.  Use confirmation code #6072674.

About Copart

Copart, founded in 1982, provides vehicle suppliers, primarily insurance companies, with a full range of vehicle remarketing services to process and sell salvage vehicles through a completely virtual auction-style trading platform, principally to licensed dismantlers, rebuilders and used vehicle dealers and exporters. Salvage vehicles are either damaged vehicles deemed a total loss for insurance or business purposes or are recovered stolen vehicles for which an insurance settlement with the vehicle owner has already been made. The Company currently operates 145 facilities in the United States, Canada and the United Kingdom. It also provides services in other locations through a network of independent salvage vehicle remarketers.

Copart, Inc. ~ 4665 Business Center Drive, Fairfield, California 94534 ~ (707) 639-5000

Cautionary Note About Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws, and these forward-looking statements are subject to substantial risks and uncertainties. These forward-looking statements may include, without limitation, statements about the integration process with our recent acquisitions in the United Kingdom, current trends in our UK sales process, our expectations with respect to UK inventory, and growth rates in our revenues and net income, both in North America and in the United Kingdom.  Our business has become increasingly reliant on proprietary and non-proprietary technologies, and it is difficult to forecast with accuracy what impact these changes in our business model will have.  Among other factors, we believe our increasing use of internet auction technologies has expanded our buyer base beyond North America, and any factors adversely affecting the ability to export and import salvage vehicles, including domestic or foreign governmental regulation, could have an adverse impact on our business.  We depend on a limited number of major suppliers of salvage vehicles.  If we are unable to maintain these supply relationships, our revenues and operating results would be adversely affected. Since June 2007, we have acquired several salvage companies operating exclusively in the United Kingdom. We do not have any historic experience operating outside of North America, and we may experience challenges adapting our business model to international markets and integrating the acquired businesses.  In addition, our revenues, operating results, financial condition, and growth rates are subject to numerous other risks, including our ability to complete and integrate new acquisitions, environmental and regulatory risks, and the other factors described under the caption “Risk Factors” in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We encourage investors to review these disclosures carefully.

Contact:	Heather Luck, Assistant to the Chief Financial Officer
(707) 639-5271

Consolidated Statements of Income

(in thousands, except per share data)

(Unaudited)

	Three months ended April 30,		Nine months ended April 30,
	2008	2007	2008	2007
Revenues	$221,150	$145,652	$578,566	$406,698
Operating costs and expenses:
Yard operations (including depreciation and amortization of $7,961 and $23,889 for the three and nine months ending April 30, 2008, respectively)	132,984	72,665	343,400	211,433
General and administrative (including depreciation and amortization of $1,907 and $7,716 for the three and nine months ending April 30, 2008, respectively)	19,482	15,758	62,621	45,980
Total operating expenses	152,466	88,423	406,021	257,413
Operating income	68,684	57,229	172,545	149,285
Other income (expense):
Interest income, net	1,377	3,540	6,592	9,850
Other income	813	1,256	2,491	2,152
Equity in losses of unconsolidated investment	—	—	—	(2,216)
Total other income	2,190	4,796	9,083	9,786
Income before income taxes	70,874	62,025	181,628	159,071
Income taxes	24,397	23,158	65,517	59,468
Net income	$46,477	$38,867	$116,111	$99,603
Earnings per share-basic
Basic net income per share	$0.53	$0.43	$1.32	$1.10
Weighted average common shares outstanding	87,119	91,271	88,159	90,836

Earnings per share-diluted
Diluted net income per share	$0.52	$0.41	$1.28	$1.06
Weighted average common shares and dilutive potential common shares outstanding	89,707	93,785	90,835	93,634

Consolidated Balance Sheets

(in thousands)

(Unaudited)

	April 30, 2008	July 31, 2007
ASSETS

Current assets:
Cash and cash equivalents	$96,345	$98,365
Short-term investments	—	102,625
Accounts receivable, net	129,526	109,895
Inventories and vehicle pooling costs	38,954	34,841
Income taxes receivable	—	3,208
Prepaid expenses and other assets	6,696	5,518
Total current assets	271,521	354,452
Restricted cash and investments	—	9,148
Property and equipment, net	498,248	420,664
Intangibles, net	23,470	27,442
Goodwill	173,907	161,645
Deferred income taxes	14,166	7,785
Land purchase options and other assets	26,949	24,208
Total assets	$1,008,261	$1,005,344

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$99,207	$85,082
Deferred revenue	15,457	13,897
Income taxes payable	12,112	3,930
Deferred income taxes	2,134	3,219
Other current liabilities	—	474
Total current liabilities	128,910	106,602
Deferred income taxes	12,688	13,998
Other liabilities	4,013	3,878
Total liabilities	145,611	124,478
Commitments and contingencies
Shareholders’ equity:
Common stock, no par value - 180,000 shares authorized; 85,443 and 88,334 shares issued and outstanding at April 30, 2008 and July 31, 2007, respectively	78,794	206,126
Accumulated other comprehensive income	1,074	4,447
Retained earnings	782,782	670,293
Total shareholders’ equity	862,650	880,866
Total liabilities and shareholders’ equity	$1,008,261	$1,005,344